Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-30943, 333-15627, 333-50519, 333-66296, 333-90172, 333-118642, 333-126337, 333-137599, 333-183597, 333-189452, 333-196275, 333-198012, 333-204583, 333-212163, 333-213032, 333-218472, 333-221290, 333-225388, 333-226879, 333-231670, 333-233458, 333-238572, 333-249757, 333-251489, 333-262510, 333-266171, 333-272218, 333-276829, 333-281756, 333-284709, and 333-289224) of 8x8, Inc. (the “Company”) of our report dated May 22, 2025, relating to the Company's consolidated financial statements as of March 31, 2025, and for the years ended March 31, 2025 and 2024, appearing in this Annual Report on Form 10-K of the Company for the year ended March 31, 2026.

/s/ Baker Tilly USA, LLP
San Jose, California
May 22, 2026